Breakthrough Electronics, Inc. [letterhead]

October 10, 1997

Cipher Voice, Inc./Galaxy Enterprises, Inc.
2800 W. Sahara Avenue, Suite a-G
Las Vegas, Nevada 89102

Gentlemen:

In the spring of 1996, an exclusive licensing agreement was granted to your company for the technology and use of our Conus 2100 Encryptor in exchange for forty (40) percent of the net profits received by your company from the sale of this electronic device.

The agreement stipulated that Breakthrough would be providing the methodology and technology in conjunction with the basic design of the Cipher Voice device. Due to various financial difficulties, Breakthrough has been unable to provide the necessary expertise required to allow Cipher Voice to bring any product to market level.

It is the understanding by this writer that in subsequent reports by Certified Public Accountants no sales were every recorded, and that there were no asset accounts currently listed on the Cipher Voice balance sheets.

Inasmuch as new technology since 1996 has been developed by other companies, Breakthrough considers the licensing of its products to be completely out-moded, and of no value whatsoever.

Consequently, Breakthrough withdraws its licensing agreement with your company effective as of the date first written above.

If you have any questions as to this action, please contact the undersigned at the address above.

                              Yours truly yours,


                               By:/s/Lawrence Sapperstein
                              Lawrence Sapperstein
                              President and CEO

3101 West Charleston, Suite D, Las Vegas, Nevada, 89102
(702) 877-8774 Fax (702) 877-9406